ARTICLES OF AMENDMENT

                       TO THE ARTICLES OF INCORPORATION OF

                    UNITED STATES MINING & EXPLORATION, INC.

     Pursuant  to the  provisions  of Section  16-1Oa-1006  of the Utah  Revised
Business  Corporation  Act,  the  undersigned   corporation  hereby  adopts  the
following Articles of Amendment to its Articles of Incorporation.

     FIRST: The name of the corporation is United States Mining & Exploration, Inc. (the "Corporation").

     SECOND: The following amendments to the Articles of Incorporation of the Corporation were duly adopted by the stockholders of the Corporation at a meeting held March 17, 1997, in the manner prescribed by the Utah Revised Business Corporation Act, to-wit:

                                   ARTICLE XIV

     This Corporation shall be entitled to take advantage of any and all provisions of the Utah Revised Business Corporation Act which was effective on July 1, 1992, including the right to take action by written consent of fewer than all of the stockholders of the Corporation, provided that any action taken by such written consent is approved by the same percentage of stockholders of each voting group as would be required by such Act.

     THIRD: Other amendments adopted provide for a reclassification pursuant to a reverse split of the outstanding securities of the Corporation; pursuant to an additional resolution adopted by the stockholders of the Corporation at the meeting held March 17, 1997, the 42,404,945 one mill ($0.001) par value outstanding common voting shares were reverse split on a basis of 86.321665 for one, while retaining the authorized shares at 50,000,000 and the par value at one mill ($0.001) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Corporation, and resulting in a total of approximately 491,243 post-split shares of one mill ($0.001) par value common voting stock being then issued and outstanding, subject to adjustments resulting from rounding up to the nearest whole share.

     FOURTH: The amendments adopting Article XIV to the Articles of Incorporation and the reverse split of the Corporation's common voting stock were adopted by the stockholders at the meeting held March 17, 1997, in accordance with the Utah Revised Business Corporation Act.

     FIFTH: These amendments were not adopted by the incorporators or the Board of Directors without stockholder action.




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     SIXTH:  (a) The designation and number of outstanding  shares of each class entitled to vote thereon as a class were as follows, to wit.

        CLASS               NUMBER OF SHARES

        Common                          42,404,945

     (b) The number of shares voted for the amendment to add Article XIV to the Articles of Incorporation was 39,377,870, with none opposing and none abstaining. The number of shares voted for the reverse split was 39,892,870, with 485,000 opposing and none abstaining.


     IN WITNESS WHEREOF, the undersigned President and Vice President, having been there into duly authorized, have executed the foregoing Articles of Amendment for the Corporation under the penalties of perjury this, /S/ 11 day of April, 1997.

        UNITED STATES MINING &
        EXPLORATION, INC.


        By /S/ JEFF JENSON
        Jeffrey D. Jenson
        President

Attest:

/S/ SHERYL ROSS
Sheryl Ross, Vice President



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